Exhibit 99.1
April 24, 2006
Worldwide Headquarters
400 Galleria Parkway
Suite 200
Atlanta, GA 30339
Tel: +1.678.589.3500
Fax: +1.678.589.3750
www.verso.com
Verso Provides First Quarter 2006 Update
ATLANTA, Georgia — Verso Technologies, Inc. (Nasdaq: VRSO), a global provider of next generation network solutions, announced today that its reported revenue for the first quarter of 2006 is expected to be $6.8 million. This excludes two large firm orders that totaled $1.7 million that were executed in the first quarter of 2006, for which revenue should be reflected in subsequent quarters in accordance with Verso’s revenue recognition policy.
The expected reported revenue for the first quarter of 2006 of $6.8 million compares to revenue of $6.6 million for the first quarter of 2005, with revenue from the packet-based technologies group segment increasing to $4.9 million from $4.1 million, a year over year improvement of 20%.
Verso is scheduled to release full operating results for the first quarter of 2006 after the close of the market on May 4, 2006 and will provide detailed results and be available for questions at that time.
Verso First Quarter Earnings Call
The company will hold its quarterly conference call on Thursday, May 4, p.m. ET. During this call, Verso’s senior executives will discuss the company’s financial results for the first quarter of 2006 and respond to appropriate questions.
Investors are invited to listen to a live webcast of the conference call which can be accessed through the investor section of the Verso website, www.verso.com. The call can also be accessed through www.streetevents.com. To listen to the call, please go to the website at least 15 minutes early to download and install any necessary audio software. For those who are unable to listen to the live broadcast, the webcast will be archived on the investor section of Verso’s website for 30 days. A telephone replay of the call will be available from 8:30 p.m. ET on May 4, 2006 through 11:59 p.m. on May 18, 2006 at 800.475.6701 for domestic callers and 320.365.3844 for international callers, the passcode is 826988.
Forward Looking Statements
Certain statements contained in this release that are not statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words — “believe”, “expect”, “anticipate”, “intend”, “will”, and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future orders, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. These forward-looking statements may be affected by the risks and uncertainties in our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2005. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.
About Verso Technologies

Vision, innovation, and value for communication applications in your IP networks

Verso is a global provider of Next Generation Network solutions offering a core-to-edge product portfolio primarily for telecommunications service providers. The company’s products enable its customers to secure and optimize network bandwidth, generate additional revenue and reduce costs. Verso’s applications and services are cost effective, deploy quickly and provide a superior return on investment. For more information, contact Verso at www.verso.com or call 678.589.3500.
Investor Contact:
Monish Bahl
Vice President, Investor Relations
Verso Technologies, Inc.
678.589.3579
Monish.Bahl@verso.com

Vision, innovation, and value for communication applications in your IP networks